Exhibit 10.1

Securities Purchase Agreement

This Securities Purchase Agreement (this “Agreement”), dated as of August 7, 2026, is entered into by and between ReTo Eco-Solutions, Inc, a British Virgin Island exempted company (“Company”), and Mapie Wind Limited, a British Virgin Island exempted company (“Investor”). Capitalized terms used but not otherwise defined herein will have the meanings set forth in Section 15.

A. Company has filed with the United States Securities and Exchange Commission (the “SEC”) a registration statement on Form F-3 (File No. 333-297016), which was declared effective by the SEC on July 8, 2026 (the “Existing Registration Statement”), including the base prospectus contained therein (the “Base Prospectus”), registering, among other securities, Class A Ordinary Shares for offer and sale by Company on a delayed or continuous basis. Company intends to offer, issue and sell the Purchase Shares to Investor from time to time in a primary offering pursuant to the Existing Registration Statement, the Base Prospectus and one or more Prospectus Supplements.

B. Investor desires to make cash pre-payments to Company, and Company desires to accept such cash pre-payments, in an aggregate cash amount of up to $36,000,000.00 (the “Commitment Amount”), pursuant to a single pre-paid purchase arrangement substantially in the form of Exhibit A hereto (the “Initial Pre-Paid Purchase”). Each additional cash pre-payment funded pursuant to Section 1.5 shall constitute an Additional Pre-Paid Purchase under, and shall be governed by, the Initial Pre-Paid Purchase. Company shall have the sole right to (i) request Additional Pre-Paid Purchases from Investor pursuant to Section 1.5, and (ii) determine when and in what amounts to settle the Outstanding Pre-Paid Amount by issuing Class A Ordinary Shares with no par value each of Company (the “Class A Ordinary Shares”) to Investor, upon the terms and subject to the limitations and conditions set forth in the Initial Pre-Paid Purchase.

C. For purposes of the offering contemplated by the Existing Registration Statement and the applicable Prospectus Supplement, the securities offered, issued and sold by Company are the Purchase Shares. The Initial Pre-Paid Purchase sets forth the contractual mechanics pursuant to which the applicable cash pre-payment and related Pre-Paid Purchase Credit are applied toward future purchases of Purchase Shares and is not being offered under the Existing Registration Statement as a separate class of securities.

D. This Agreement, the Initial Pre-Paid Purchase, and all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with this Agreement, as the same may be amended from time to time, are collectively referred to herein as the “Transaction Documents.”

E. For purposes of this Agreement: “Purchase Shares” means all Class A Ordinary Shares issuable pursuant to the Initial Pre-Paid Purchase; “Securities” means the Purchase Shares; and “Univest Securities, LLC” is referred to herein as the “Placement Agent.” Company has engaged the Placement Agent in connection with the offering and sale of the Purchase Shares pursuant to a separate placement agency agreement between Company and the Placement Agent (the “Placement Agency Agreement”).

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Investor hereby agree as follows:

1. Purchase and Sale of Securities.

1.1. Pre-Paid Purchases and Purchase Shares. Subject to the terms and conditions of this Agreement, Company and Investor shall enter into the Initial Pre-Paid Purchase at the Initial Closing. Investor shall make the initial cash pre-payment under the Initial Pre-Paid Purchase and, following a Request by Company and subject to the conditions set forth herein, shall fund Additional Pre-Paid Purchases under the Initial Pre-Paid Purchase pursuant to Section 1.5. For the avoidance of doubt, Company shall have the sole right to (a) request Additional Pre-Paid Purchases from Investor and (b) determine when and in what amounts to settle the Outstanding Pre-Paid Amount by issuing Purchase Shares to Investor pursuant to Settlement Notices delivered in accordance with the Initial Pre-Paid Purchase; provided that Company shall settle or repay the entire Outstanding Pre-Paid Amount on or before the Maturity Date. The parties intend that the registered offering contemplated by this Agreement constitute a primary offering by Company of the Purchase Shares under the Registration Statement and the applicable Prospectus, and not an offering of the Initial Pre-Paid Purchase or any Additional Pre-Paid Purchase as a separate class of securities.

1.2. Initial Funding. On the Initial Closing Date, subject to the satisfaction or written waiver of the conditions set forth in Sections 8 and 9, Investor shall pay to Company, by wire transfer of immediately available funds, US$3,300,000 (the “Initial Purchase Price”) as a cash pre-payment toward the purchase of Purchase Shares, against Company’s concurrent delivery of the Initial Pre-Paid Purchase, reflecting an initial Pre-Paid Amount of US$3,498,000.00, duly executed by Company and Investor, and all other documents required to be delivered by Company at the Initial Closing.

1.3. Initial Closing Date. Subject to the satisfaction or written waiver of the conditions set forth in Sections 8 and 9, the closing of the Initial Pre-Paid Purchase (the “Initial Closing”) shall occur no later than the second (2nd) Trading Day following the date of this Agreement, or on such earlier or later date as Company and Investor may mutually agree in writing (the date on which the Initial Closing occurs, the “Initial Closing Date”); provided that, on or before the Initial Closing Date, the Initial Prospectus Supplement shall have been filed with the SEC and the Registration Statement and the applicable Prospectus shall be effective, current and available for the offer, issuance and sale by Company to Investor of the Purchase Shares issuable pursuant to the Initial Pre-Paid Purchase and, to the extent required by applicable securities laws, the resale of such Purchase Shares by Investor. The Initial Closing Date and each Pre-Paid Purchase Date are collectively referred to as the “Closing Dates” and individually as a “Closing Date.”

1.4. Initial Pre-Paid Amount. At the Initial Closing, Investor shall pay the Initial Purchase Price of US$3,300,000. Company shall concurrently credit Investor with an additional amount of US$198,000 (the “Pre-Paid Purchase Credit”), resulting in an initial Pre-Paid Amount under the Initial Pre-Paid Purchase of US$3,498,000. The Pre-Paid Purchase Credit shall be irrevocably credited to Investor as of the Initial Closing Date and shall be included in the Outstanding Pre-Paid Amount available to be settled by Company through the issuance of Purchase Shares pursuant to Settlement Notices under the Initial Pre-Paid Purchase.

1.5. Request for Additional Pre-Paid Purchases. Company may, at its sole and absolute discretion, from time to time during the Commitment Period, subject to the satisfaction of the conditions set forth in Annex I, request that Investor fund an additional cash pre-payment under the Initial Pre-Paid Purchase (each, an “Additional Pre-Paid Purchase”) in a cash amount no more than the Maximum Purchase Amount and no less than the Minimum Purchase Amount by providing written notice to Investor (each, a “Request”). The closing of each Additional Pre-Paid Purchase shall take place on or before the third (3rd) Trading Day following the date of the applicable Request (each such closing date, a “Pre-Paid Purchase Date”). Subject to the satisfaction of the conditions set forth in Annex I as of the applicable Pre-Paid Purchase Date, Investor shall pay to Company the cash amount specified in the Request, in immediately available funds to an account designated by Company.

Each Additional Pre-Paid Purchase shall be made under, and shall be governed by, the Initial Pre-Paid Purchase. Upon Company’s receipt in full of the cash amount specified in the applicable Request, the Outstanding Pre-Paid Amount under the Initial Pre-Paid Purchase shall automatically be increased by an amount equal to one hundred six percent (106%) of the cash amount actually received by Company in respect of such Additional Pre-Paid Purchase. The difference between the amount so credited to the Outstanding Pre-Paid Amount and the cash amount paid by Investor shall constitute an additional Pre-Paid Purchase Credit and shall be irrevocably credited to Investor as of the applicable Pre-Paid Purchase Date and included in the Outstanding Pre-Paid Amount available to be settled by Company through the issuance of Purchase Shares pursuant to Settlement Notices under the Initial Pre-Paid Purchase. No separate Pre-Paid Purchase or other purchase agreement shall be required to be executed in connection with any Additional Pre-Paid Purchase.

The funding of an Additional Pre-Paid Purchase shall not, by itself, constitute a purchase or sale of any Purchase Shares. The purchase and sale of Purchase Shares shall occur only upon Company’s delivery of a valid Settlement Notice in accordance with the Initial Pre-Paid Purchase. No amount shall accrue or be added to the Outstanding Pre-Paid Amount solely as a result of the passage of time. The Floor Price shall be US$0.10, subject to proportionate adjustment for any share split, share dividend, share combination, recapitalization, reclassification or similar transaction.

Promptly, and in any event within one (1) Trading Day, after receipt in full of the cash amount specified in the applicable Request, Company shall deliver to Investor a written confirmation, which may be delivered by electronic mail, setting forth (i) the cash amount received, (ii) the related Pre-Paid Purchase Credit, (iii) the total amount added to the Outstanding Pre-Paid Amount and (iv) the Outstanding Pre-Paid Amount immediately following such funding. Such confirmation shall be for recordkeeping purposes only, and the increase in the Outstanding Pre-Paid Amount shall occur automatically upon Company’s receipt in full of the applicable cash amount and shall not be conditioned upon the delivery or countersignature of such confirmation.

2. Investor’s Representations and Warranties. Investor represents and warrants to Company that as of the date hereof and the Closing Date:

2.1. Organization; Authority. Investor is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full right, corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Investor of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of such Investor. Each Transaction Document to which it is a party has been duly executed by Investor, and when delivered by Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Investor, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

2.2. Acquisition as Principal; Registered Offering. Investor is funding the Pre-Paid Purchases and acquiring the Purchase Shares as principal for its own account. Investor acknowledges that the offer, issuance and sale by Company of the Purchase Shares are being registered pursuant to the Registration Statement and the applicable Prospectus. Investor further acknowledges that the applicable Prospectus may disclose that Investor is or may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the 1933 Act in connection with its purchases and resales of Purchase Shares. Investor shall offer and sell Purchase Shares only in compliance with the applicable Prospectus, the plan of distribution described therein and all applicable securities laws, including Regulation M under the 1934 Act.

2.3. Receipt of Offering Documents. Investor acknowledges that, prior to making its investment decision and entering into this Agreement, it has received or had access to the Base Prospectus and the documents incorporated by reference therein. Investor further acknowledges that it will receive or have access to the Initial Prospectus Supplement on or before the Initial Closing Date and any other applicable Prospectus Supplement before funding the Additional Pre-Paid Purchase or the Settlement to which such Prospectus Supplement relates.

2.4. Experience of Investor. Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.

2.5. [Reserved].

2.6. Access to Information. Investor acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and all reports, schedules, forms, statements and other documents filed by the Company under the Securities Act of 1933, as amended (the “1933 Act”), and the Securities Exchange Act of 1934, as amended (the “1934 Act”), and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

2.7. No Public Market for Pre-Paid Purchase. Investor acknowledges that no public trading market exists or is expected to develop for the Initial Pre-Paid Purchase. The foregoing shall not limit Investor’s right to assign or transfer the Initial Pre-Paid Purchase in accordance with Section 16.11 or to sell Purchase Shares pursuant to the applicable Prospectus and applicable securities laws.

2.8. Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, Investor has not, nor has any person acting on behalf of or pursuant to any understanding with Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that Investor first received a term sheet (written or oral) from the Company or any other person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to the other party to this Agreement or to Investor’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and affiliates, Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). For purposes hereof, “Short Sale” has the meaning provided in Rule 200 promulgated under Regulation SHO under the 1934 Act.

2.9. No Participation in the Management of Business. Investor acknowledges that it does not have any intention to control or participate in the management of the business of Company. Investor hereby agrees that it shall not seek to control or participate in the management of the business of Company. Investor further agrees that it shall not seek to appoint any director of Company or cause any change to the board of directors of Company in any way.

3. Company’s Representations and Warranties. Except as set forth in the SEC Reports (as defined herein), Company represents and warrants to Investor that as of the Closing Date:

(i)	Company is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power to own its properties and to carry on its business as now being conducted;

(ii)	Company is duly qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary;

(iii)	Company has registered its Class A Ordinary Shares under Section 12(b) of the United States Securities Exchange Act of 1934, as amended, and is obligated to file reports pursuant to Section 13 or Section 15(d) of the 1934 Act;

(iv)	each of the Transaction Documents and the transactions contemplated hereby and thereby, have been duly and validly authorized by Company and all necessary actions have been taken;

(v)	this Agreement and all the other Transaction Documents have been duly executed and delivered by Company and constitute the valid and binding obligations of Company enforceable in accordance with their terms;

(vi)	the execution and delivery of the Transaction Documents by Company, the offer, issuance and sale of the Purchase Shares in accordance with the terms hereof, and the consummation by Company of the other transactions contemplated by the Transaction Documents do not and will not conflict with or result in a breach by Company of any of the terms or provisions of, or constitute a default under (a) Company’s memorandum and articles of association, as amended and restated from time to time, each as currently in effect, (b) any indenture, mortgage, deed of trust, or other material agreement or instrument to which Company is a party or by which it or any of its properties or assets are bound, including, without limitation, any listing agreement for the Class A Ordinary Shares, or (c) any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal, state or foreign regulatory body, administrative agency, or other governmental body having jurisdiction over Company or any of Company’s properties or assets;

(vii)	no further authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, stock exchange, shareholder, investor or lender of Company is required for Company’s execution, delivery or performance of the Transaction Documents or the offer, issuance and sale of the Purchase Shares, except for: (a) the filing of the applicable Prospectus Supplement pursuant to Rule 424(b) under the 1933 Act; (b) the filing of any current report on Form 6-K required in connection with the transactions contemplated hereby; (c) any filings, notifications or approvals required by the Principal Market or the Registrar of Companies of the Cayman Islands; (d) any filing required under applicable state securities or “blue sky” laws; and (e) the third-party consents identified in Section 9.9, each of which shall have been obtained on or before the Initial Closing Date;

(viii)	none of Company’s filings with the SEC contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading;

(ix)	Company has filed all reports, schedules, forms, statements and other documents required to be filed by Company with the SEC under the 1934 Act (the “SEC Reports”) on a timely basis in the previous 12 months or has received a valid extension of such time of filing and has filed any such report, schedule, form, statement or other document prior to the expiration of any such extension;

(x)	there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of Company, threatened against or affecting Company before or by any governmental authority or non-governmental department, commission, board, bureau, agency or instrumentality or any other person, wherein an unfavorable decision, ruling or finding would have a material adverse effect on Company or which would adversely affect the validity or enforceability of, or the authority or ability of Company to perform its obligations under, any of the Transaction Documents;

(xi)	Company has not consummated any financing transaction that has not been disclosed in a Periodic Report filed with the SEC;

(xii)	Company is not, nor has it been at any time in the previous twelve (12) months, a “Shell Company,” as such type of “issuer” is described in Rule 144(i)(1) under the 1933 Act;

(xiii)	Company has engaged Univest Securities, LLC as the Placement Agent pursuant to the Placement Agency Agreement. Except for the fees and expenses payable to the Placement Agent pursuant to the Placement Agency Agreement and as disclosed in the applicable Prospectus, no commission, placement agent fee, finder’s fee or similar payment will become due and owing by Company as a result of the transactions contemplated hereby. Company shall be solely responsible for all such fees and expenses. To Company’s knowledge, the Placement Agent is a broker-dealer registered with the SEC and a member of FINRA;

(xiv)	Investor shall have no obligation with respect to any broker fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this subsection that may be due in connection with the transactions contemplated hereby and Company shall indemnify and hold harmless each of Investor, Investor’s employees, officers, directors, shareholders, members, managers, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and reasonable attorneys’ fees) and expenses suffered in respect of any such claimed broker fees;

(xv)	neither Investor nor any of its officers, directors, shareholders, members, managers, employees, agents or representatives has made any representations or warranties to Company or any of its officers, directors, employees, agents or representatives except as expressly set forth in the Transaction Documents and, in making its decision to enter into the transactions contemplated by the Transaction Documents, Company is not relying on any representation, warranty, covenant or promise of Investor or its officers, directors, members, managers, employees, agents or representatives other than as set forth in the Transaction Documents;

(xvi)	the Existing Registration Statement has been declared effective by the SEC and remains effective, and no stop order suspending the effectiveness of the Existing Registration Statement has been issued and no proceeding for that purpose has been instituted or, to Company’s knowledge, threatened by the SEC;

(xvii)	Company is eligible to use Form F-3 for the primary offering of the Purchase Shares pursuant to General Instruction I.B.1 of Form F-3, or another applicable instruction permitting the primary offering of all Purchase Shares contemplated by the Transaction Documents, and Company is not subject to the limitation set forth in General Instruction I.B.5 of Form F-3;

(xviii)	the Existing Registration Statement has sufficient unused aggregate offering capacity to cover the offer, issuance and sale of all Purchase Shares issuable under the Transaction Documents, calculated using the Floor Price and including the Pre-Paid Purchase Credit, any Default Adjustment and all other amounts that may be applied toward Purchases;

(xix)	the Purchase Shares have been registered for offer, issuance and sale by Company pursuant to the Registration Statement and the applicable Prospectus and, when issued in accordance with the Transaction Documents, will be duly authorized, validly issued, fully paid and non-assessable and issued without any restrictive legend, subject to compliance by Investor with the applicable Prospectus and applicable securities laws; and

(xx)	Company has elected to be governed by home country rules, such that Nasdaq Listing Rule 5635(d) will not apply to Company, and has notified Nasdaq of its intention to be subject to home country rules in lieu of Nasdaq Listing Rule 5635(d) and has disclosed such election in its Annual Report on Form 20-F.

4. Company Covenants. Until all of Company’s obligations under all of the Transaction Documents are paid and performed in full, or within the timeframes otherwise specifically set forth below, Company will at all times comply with the following covenants:

(i)	so long as Investor beneficially owns any of the Securities and for at least twenty (20) Trading Days thereafter, Company will remain in good standing with its Principal Market and timely file on the applicable deadline all reports required to be filed with the SEC pursuant to Sections 13 or 15(d) of the 1934 Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to Company, as required in accordance with Rule 144 of the 1933 Act, is publicly available, and will not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination;

(ii)	when issued, the Purchase Shares will be duly authorized, validly issued, fully paid for and non-assessable, free and clear of all liens, claims, charges and encumbrances;

(iii)	the Class A Ordinary Shares will be listed or quoted for trading on Nasdaq or the applicable Principal Market;

(iv)	trading in the Class A Ordinary Shares will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on Company’s Principal Market for a period of more than five (5) consecutive Trading Days;

(v)	Company will not make any Restricted Issuance (as defined below) without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion; and

(vi)	Company will not enter into any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits Company: (a) from entering into a variable rate transaction with Investor or any affiliate of Investor, or (b) from issuing Class A Ordinary Shares, preferred stock, warrants, convertible notes, Pre-Paid Purchases, other debt securities, or any other Company securities to Investor or any affiliate of Investor.

For purposes hereof, the term “Restricted Issuance” means the issuance, incurrence or guaranty of any debt obligations (including any merchant cash advance, account receivable factoring or other similar agreement), other than trade payables in the ordinary course of business, or the issuance of any securities that (1) have or may have conversion rights of any kind, contingent, conditional or otherwise, in which the number of shares that may be issued pursuant to such conversion right varies with the market price of the Class A Ordinary Shares; (2) are or may become convertible into Class A Ordinary Shares (including without limitation convertible debt, warrants or convertible preferred shares), with a conversion price that varies with the market price of the Class A Ordinary Shares, even if such security only becomes convertible following an event of default, the passage of time, or another trigger event or condition; (3) have a fixed conversion price, exercise price or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security (A) due to a change in the market price of Company’s Class A Ordinary Shares since the date of the initial issuance or (B) upon the occurrence of specified or contingent events directly or indirectly related to the business of Company (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), or such debt security contains a fixed conversion price with a provision to increase the outstanding balance upon a breach or default; or (4) are issued or will be issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange. For the avoidance of doubt, Class A Ordinary Shares issued pursuant to any of the following will not be considered Restricted Issuances: i) primary offerings after 3 months following initial closing of Pre-Paid Purchases ; (ii) stock issuances to non-US persons; and (iii) the issuance of Class A Ordinary Shares in conjunction with acquisitions provided that such issuances do not cause a change of control or have variable price mechanisms.

5. Additional Covenants. Company covenants with Investor as follows. Unless otherwise expressly provided herein, the covenants set forth in this Section 5 shall apply during the Commitment Period; provided that any covenant expressly stated to continue for so long as Investor owns any Securities shall continue for such longer period:

5.1. Registration Statement and Prospectus.

(a) Existing Registration Statement; Initial Prospectus Supplement. The Existing Registration Statement has been declared effective by the SEC. On or before the Initial Closing Date, Company shall file with the SEC pursuant to Rule 424(b) under the 1933 Act a prospectus supplement relating to the transactions contemplated by the Transaction Documents (the “Initial Prospectus Supplement”). The Initial Prospectus Supplement and each other prospectus supplement filed by Company pursuant to Rule 424(b) in connection with the transactions contemplated by the Transaction Documents are collectively referred to herein as the “Prospectus Supplements” and individually as a “Prospectus Supplement.”

The Initial Prospectus Supplement shall cover the offer, issuance and sale by Company to Investor of all Purchase Shares issuable in respect of cash pre-payments made pursuant to Sections 1.2 and 1.5 in an aggregate cash amount up to the Commitment Amount, including all Purchase Shares attributable to any Pre-Paid Purchase Credit, Default Adjustment and any other amount that may be applied toward Purchases, and, to the extent required by applicable securities laws, the resale of such Purchase Shares by Investor. The Initial Prospectus Supplement shall identify the Placement Agent and describe the compensation payable to the Placement Agent, shall identify Investor as the purchaser of the Purchase Shares and, to the extent appropriate, as a person that is or may be deemed to be an underwriter, and shall contain a plan of distribution describing the manner in which the Purchase Shares may be offered and sold.

If the Initial Prospectus Supplement does not cover all Purchase Shares issuable under the Initial Pre-Paid Purchase after giving effect to a proposed Additional Pre-Paid Purchase, Company shall, before delivering the applicable Request or accepting funding of such Additional Pre-Paid Purchase, file such additional prospectus supplement as is necessary to cover the offer, issuance and sale of all such Purchase Shares.

The Existing Registration Statement, including all documents incorporated by reference therein, all information deemed to be part thereof pursuant to Rule 430B under the 1933 Act, and all amendments thereto, is referred to herein as the “Registration Statement.” The Base Prospectus, together with the Prospectus Supplements, is referred to herein as the “Prospectus.”

(b) Initial Disclosure. Within four (4) business days after the execution of this Agreement, Company shall file with the SEC a current report on Form 6-K, or such other appropriate form as determined by counsel to Company (the “Current Report”), disclosing the material terms of the transactions contemplated by the Transaction Documents and the Placement Agency Agreement and including copies thereof to the extent required under applicable securities laws.

(c) Maintenance of Registration Statement and Shelf Capacity. During the Commitment Period and for so long thereafter as the Outstanding Pre-Paid Amount is greater than zero or Investor owns any Purchase Shares, Company shall use reasonable best efforts to:

(i) maintain the effectiveness of the Registration Statement and keep the applicable Prospectus current and available for the offer, issuance and sale by Company to Investor of the Purchase Shares and, to the extent required by applicable securities laws, the resale of the Purchase Shares by Investor;

(ii) timely file all Periodic Reports and all amendments and supplements to the Registration Statement and the Prospectus necessary for such purposes;

(iii) maintain eligibility to use Form F-3 for the primary offering of the Purchase Shares; and

(iv) maintain sufficient unused offering capacity under the Registration Statement to cover all Purchase Shares issuable in respect of the Outstanding Pre-Paid Amount and any proposed Additional Pre-Paid Purchase, including the related Pre-Paid Purchase Credit.

Company shall not request or accept funding under any additional Pre-Paid Purchase, and shall not issue any Purchase Shares pursuant to a Settlement Notice, unless the conditions in this subsection have been satisfied.

(d) Assignments. Upon written notice of any assignment of the Initial Pre-Paid Purchase, and receipt from the assignee of the information reasonably required for the applicable filing, Company shall promptly file such prospectus supplement or other filing as may be required to identify the assignee and permit the registered issuance and, to the extent required, resale of the applicable Purchase Shares. No such filing shall constitute a condition to the effectiveness of the assignment between Investor and the assignee; provided that Company shall not be required to issue registered Purchase Shares to the assignee until any legally required Prospectus update has been made.

(e) Blue-Sky. To the extent legally required, Company shall use commercially reasonable efforts to register or qualify the Purchase Shares under the securities or blue sky laws of such jurisdictions in the United States as Investor reasonably requests and to maintain such registration or qualification for so long as required to permit the offer and sale of the Purchase Shares in compliance with applicable law.

5.2. Listing of Class A Ordinary Shares. As of each Settlement Notice Date, Company will use its commercially reasonable efforts to cause the Purchase Shares to be listed on the Principal Market.

5.3. Notice of Certain Events Affecting Offering Documents; Suspension of Right to Request a Pre-Paid Purchase. Company will promptly notify Investor, and confirm in writing, upon becoming aware of the occurrence of any of the following events: (i) receipt of any request by the SEC for additional information relating to the Registration Statement or any Prospectus; (ii) the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) the occurrence of any event that makes any statement made in the Registration Statement, any Prospectus or any document incorporated therein by reference untrue in any material respect or that requires the making of any changes therein so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (iv) Company’s reasonable determination that any amendment or supplement to the Registration Statement or any Prospectus is necessary in connection with any issuance of Purchase Shares under the Transaction Documents. Company shall not request any additional Pre-Paid Purchase during the continuation of any of the foregoing events (each, a “Material Outside Event”). Company shall use reasonable best efforts to cure any Material Outside Event within ten (10) Trading Days.

5.4. Market Activities; Regulation M. Each of Company and Investor shall comply with Regulation M under the 1934 Act in connection with the offer, issuance, purchase and distribution of the Purchase Shares. Neither Company nor Investor shall, directly or indirectly, take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the manipulation of the price of any security of Company. Investor shall conduct all resales of Purchase Shares in accordance with the applicable Prospectus, the plan of distribution described therein and applicable securities laws.

5.5. No Frustration. Company shall not enter into, announce or recommend to its stockholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of Company to perform its obligations under the Transaction Documents to which it is a party, including, without limitation, the obligation of Company to deliver the Purchase Shares to Investor pursuant to a Settlement Notice.

5.6. Material Non-Public Information. From and after the filing of the Current Report with the SEC, Company shall have publicly disclosed all material, non-public information delivered to Investor (or Investor’s representatives or agents) by Company or any of its subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with Company and any of its subsidiaries. Company understands and confirms that Investor will rely on the foregoing representations in purchasing Purchase Shares and effecting resales of Purchase Shares pursuant to the applicable Prospectus. Company covenants and agrees that, other than with Investor’s prior consent, it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, any material non-public information (as determined under the 1933 Act, the 1934 Act, or the rules and regulations of the SEC) to Investor without also disseminating such information to the public within a reasonable time period thereafter, unless prior to disclosure of such information Company identifies such information as being material non-public information and provides Investor with the opportunity to accept or refuse to accept such material non-public information for review.

6. Indemnification.

6.1. Indemnification by Company. In consideration of Investor’s execution and delivery of this Agreement and funding the Pre-Paid Purchases hereunder, and in addition to all of Company’s other obligations under this Agreement, Company shall defend, protect, indemnify and hold harmless Investor and its officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls Investor within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus, any related prospectus or any document incorporated therein by reference, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to Company by or on behalf of Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by Company may be unenforceable under Applicable Laws, Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

6.2. Indemnification by Investor. In consideration of Company’s execution and delivery of this Agreement, and in addition to all of Investor’s other obligations under this Agreement, Investor shall defend, protect, indemnify and hold harmless Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any related prospectus or any document incorporated therein by reference, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Investor will only be liable for written information relating to Investor furnished to Company by or on behalf of Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to Investor by or on behalf of Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by Investor; or (c) any breach of any covenant, agreement or obligation of Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by Investor. To the extent that the foregoing undertaking by Investor may be unenforceable under Applicable Laws, Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

6.3. Notice of Claims. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Section 6 except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due.

7. Termination.

7.1 Voluntary Termination. So long as the Outstanding Pre-Paid Amount is zero and no Request or Settlement Notice is pending, Company shall have the right to terminate this Agreement upon fifteen (15) days’ prior written notice to Investor. Each of the foregoing conditions must be satisfied both on the date the termination notice is delivered and on the effective date of termination; otherwise, such termination notice shall automatically be null and void.

7.2 Automatic Termination. This Agreement shall automatically terminate on the Maturity Date.

7.3 Effect of Termination. Any termination of this Agreement shall terminate the Commitment Period but shall not affect any rights or obligations accrued prior to the effectiveness of such termination, including without limitation Company’s obligation to settle or repay any Outstanding Pre-Paid Amount in accordance with the Initial Pre-Paid Purchase and any indemnification obligations under Section 6.

8. The obligation of Company to enter into the Initial Pre-Paid Purchase and accept the Initial Purchase Price at the Initial Closing is subject to the satisfaction, on or before the Initial Closing Date, of each of the following conditions:

8.1. Investor shall have executed this Agreement and the Initial Pre-Paid Purchase and delivered the same to Company.

8.2. Investor shall have delivered, or shall be ready, willing and able to deliver concurrently with the Initial Closing, the Initial Purchase Price in accordance with Section 1.2.

8.3. The representations and warranties of Investor contained herein (or, to the extent representations or warranties are qualified by materiality, in all aspects) are accurate in all material aspects on the Initial Closing Date (unless as of a specific date therein in which case they shall be accurate in all material aspects as of such date).

8.4. All obligations, covenants and agreements of Investor required to be performed at or prior to the Initial Closing Date shall have been performed.

9. The obligation of Investor to enter into and fund the Initial Pre-Paid Purchase at the Initial Closing is subject to the satisfaction, on or before the Initial Closing Date, of each of the following conditions:

9.1. Company shall have executed this Agreement and the Initial Pre-Paid Purchase and delivered the same to Investor.

9.2. Company shall have delivered to Investor a fully executed Irrevocable Letter of Instructions to Transfer Agent (the “TA Letter”) substantially in the form attached hereto as Exhibit B acknowledged and agreed to in writing by Company’s transfer agent (the “Transfer Agent”).

9.3. Company shall have delivered to Investor a fully executed Officer’s Certificate substantially in the form attached hereto as Exhibit C evidencing Company’s approval of the Transaction Documents.

9.4. Company shall have delivered to Investor a fully executed Share Issuance Resolution substantially in the form attached hereto as Exhibit D to be delivered to the Transfer Agent.

9.5. Company shall have delivered to Investor fully executed copies of all other Transaction Documents required to be executed by Company herein or therein.

9.6. The Existing Registration Statement shall be effective under the 1933 Act, no stop order suspending its effectiveness shall be in effect, and no proceeding for such purpose shall be pending or, to Company’s knowledge, threatened by the SEC.

9.7. The Initial Prospectus Supplement shall have been filed with the SEC pursuant to Rule 424(b), and the Registration Statement and the applicable Prospectus shall be current and available for the offer, issuance and sale by Company to Investor of all Purchase Shares issuable pursuant to the Initial Pre-Paid Purchase and, to the extent required by applicable securities laws, the resale of such Purchase Shares by Investor.

9.8. Company shall have sufficient duly authorized and unissued Class A Ordinary Shares reserved and available, and sufficient unused offering capacity under the Registration Statement, to permit the offer, issuance and sale of all Purchase Shares issuable pursuant to the Initial Pre-Paid Purchase.

9.9. Company shall have obtained and delivered to Investor and the Placement Agent copies of all shareholder, corporate, governmental, regulatory, Principal Market and third-party consents and approvals required for the execution, announcement and performance of the Transaction Documents, the filing and use of the applicable Prospectus Supplement and the offer, issuance and sale of the Purchase Shares, including the written consent of the Requisite Purchasers required under the Securities Purchase Agreement entered into by Company on May 14, 2026.

9.10. The Class A Ordinary Shares shall remain listed on the Principal Market, trading in the Class A Ordinary Shares shall not have been suspended by the SEC or the Principal Market, and the Purchase Shares shall have been approved for listing on the Principal Market, subject only to official notice of issuance, to the extent such approval is required.

9.11. The representations and warranties of Company contained in the Transaction Documents shall be true and correct in all material respects as of the Initial Closing Date, except for representations and warranties expressly made as of an earlier date.

9.12. Company shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed by Company at or before the Initial Closing.

10. Reservation of Shares. Company shall at all times during the Commitment Period and thereafter until the earlier of (a) the Outstanding Pre-Paid Amount has been reduced to zero and all pending Settlement Notices have been fully settled, or (b) the Outstanding Pre-Paid Amount has been repaid in full in cash, reserve and keep available out of its duly authorized and unissued Class A Ordinary Shares a number of Class A Ordinary Shares sufficient to satisfy in full the Outstanding Pre-Paid Amount, calculated using the applicable Floor Price and including all Pre-Paid Purchase Credits, Default Adjustments, fees and other amounts that may be included in a Settlement Amount under the Transaction Documents. Company shall use commercially reasonable efforts to cause its transfer agent to issue Purchase Shares promptly upon Company’s delivery of a valid Settlement Notice in accordance with the Initial Pre-Paid Purchase.

11. [Reserved].

12. [Reserved].

13. [Reserved].

14. OFAC; Patriot Act.

14.1. OFAC Certification. Company certifies that (i) it is not acting on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department, through its Office of Foreign Assets Control (“OFAC”) or otherwise, as a terrorist, “Specially Designated Nation”, “Blocked Person”, or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC or another department of the United States government, and (ii) Company is not engaged in this transaction on behalf of, or instigating or facilitating this transaction on behalf of, any such person, group, entity or nation.

14.2. Foreign Corrupt Practices. Neither Company, nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of Company or any subsidiary has, in the course of his actions for, or on behalf of, Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

14.3. Patriot Act. Company shall not (i) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the OFAC) that prohibits or limits Investor from making any cash pre-payment to Company or otherwise consummating the transactions contemplated by the Transaction Documents or from otherwise conducting business with Company, or (ii) fail to provide documentary and other evidence of Company’s identity as may be requested by Investor at any time to enable Investor to verify Company’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318. Company shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect. Upon Investor’s request from time to time, Company shall certify in writing to Investor that Company’s representations, warranties and obligations under this Section 14.3 remain true and correct and have not been breached. Company shall immediately notify Investor in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Company has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Company shall comply with all requirements of law and directives of governmental authorities and, at Investor’s request, provide to Investor copies of all notices, reports and other communications exchanged with, or received from, governmental authorities relating to such an event. Company shall also reimburse Investor any expense reasonably incurred by Investor in evaluating the effect of such an event on the Pre-Paid Purchases contemplated hereby, in obtaining any necessary license from governmental authorities as may be necessary for Investor to enforce its rights under the Transaction Documents, and in complying with all requirements of law applicable to Investor as the result of the existence of such an event and for any penalties or fines imposed upon Investor as a result thereof.

15. Certain Definitions.

15.1. “Applicable Laws” means all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any sanctions laws.

15.2. “Change of Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of Company’s securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of Company, or would otherwise have the power to control Company or to direct the operations of Company.

15.3. “Commitment Period” means the period beginning on the Initial Closing Date and ending on the earliest of: (i) the date that is two (2) years after the Initial Closing Date; (ii) the date on which Company has received aggregate cash payments equal to the Commitment Amount pursuant to Sections 1.2 and 1.5; and (iii) the termination of this Agreement. Notwithstanding the foregoing, if a definitive agreement contemplating a Change of Control is entered into after the Initial Closing, the Commitment Period shall automatically terminate immediately prior to the consummation of such Change of Control, unless Investor waives such termination in its sole discretion. For the avoidance of doubt, termination of the Commitment Period shall not affect any Outstanding Pre-Paid Amount or Company’s obligations with respect to any Additional Pre-Paid Purchase funded before such termination. Any Request that has not been funded before the termination of the Commitment Period shall automatically be cancelled and shall be of no further force or effect, unless Investor otherwise agrees in writing.

15.4. “Maximum Purchase Amount” means, with respect to any Request, the lesser of (i) $3,000,000.00 and (ii) the unused portion of the Commitment Amount.

15.5. “Minimum Purchase Amount” means $300,000.00; provided that, if the unused portion of the Commitment Amount is less than such amount, the Minimum Purchase Amount shall equal such unused portion.

15.6. “Nasdaq Minimum Price” means the Minimum Price as defined under Nasdaq Rule 5635(d).

15.7. “Periodic Reports” shall mean Company’s (i) annual reports on Form 20-F, (ii) current reports on Form 6-K, and (iii) all other reports, required to be filed by Company with the SEC under applicable laws and regulations (including, without limitation, Regulation S-K); provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

15.8. “Outstanding Pre-Paid Amount” has the meaning set forth in the Initial Pre-Paid Purchase. For the avoidance of doubt, the “Outstanding Pre-Paid Amount” as used in this Agreement and the “Outstanding Balance” as used in the Initial Pre-Paid Purchase refer to the same amount, being the aggregate principal balance outstanding under the Initial Pre-Paid Purchase from time to time, inclusive of all Pre-Paid Purchase Credits and any Default Adjustments, but exclusive of accrued and unpaid interest.

15.9. “Principal Market” means the Nasdaq; provided however, that in the event Company’s Class A Ordinary Shares are ever listed or traded on the New York Stock Exchange, or the NYSE American, then the “Principal Market” shall mean such other market or exchange on which Company’s Class A Ordinary Shares are then listed or traded.

15.10. “Settlement Notice” means a written notice in the form of Exhibit A to the Pre-Paid Purchase delivered by Company to Investor electing to settle all or a portion of the Outstanding Pre-Paid Amount by the issuance and sale of Purchase Shares to Investor.

15.11. “Settlement Notice Date” means each date Company delivers to Investor a Settlement Notice.

15.12. “Settlement” means each issuance and sale by Company of Purchase Shares to Investor in settlement of all or a portion of the Outstanding Pre-Paid Amount pursuant to a Settlement Notice delivered in accordance with the Initial Pre-Paid Purchase.

15.13. “Settlement Amount” means, with respect to each Settlement, the portion of the Outstanding Pre-Paid Amount that Company elects to settle by the issuance of Purchase Shares, as specified in the applicable Settlement Notice.

15.14. “Maturity Date” has the meaning set forth in the Initial Pre-Paid Purchase.

16. Miscellaneous. The provisions set forth in this Section 16 shall apply to this Agreement, as well as all other Transaction Documents as if these terms were fully set forth therein; provided, however, that in the event there is a conflict between any provision set forth in this Section 16 and any provision in any other Transaction Document, the provision in such other Transaction Document shall govern.

16.1. [Reserved].

16.2. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, New York, New York for the adjudication of any dispute arising out of or relating to this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

16.3. Specific Performance. Each party acknowledges and agrees that the other party may suffer irreparable harm if such party fails to perform any material provision of this Agreement or any other Transaction Document in accordance with its specific terms. Accordingly, each party shall be entitled to seek injunctive relief or specific performance to prevent or cure breaches of this Agreement or any other Transaction Document, in addition to any other remedy available at law or in equity.

16.4. Calculation Disputes. In the case of a dispute as to any determination or arithmetic calculation under the Transaction Documents, including, without limitation, the Outstanding Pre-Paid Amount, Purchase Share Purchase Price or the number of Purchase Shares, the parties shall negotiate in good faith to resolve such dispute. If the parties are unable to resolve such dispute within two (2) Trading Days, either party may submit the disputed calculation to an independent, reputable accounting firm or investment bank mutually agreed by the parties. The determination of such independent firm shall be binding upon the parties absent manifest error, and the fees and expenses of such firm shall be borne by the party whose calculation is furthest from the determination made by such firm, or as otherwise determined by such firm.

16.5. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

16.6. Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

16.7. Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

16.8. Entire Agreement. This Agreement, together with the other Transaction Documents, contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. For the avoidance of doubt, all prior term sheets or other documents between Company and Investor, or any affiliate thereof, related to the transactions contemplated by the Transaction Documents (collectively, “Prior Agreements”), that may have been entered into between Company and Investor, or any affiliate thereof, are hereby null and void and deemed to be replaced in their entirety by the Transaction Documents. To the extent there is a conflict between any term set forth in any Prior Agreement and the term(s) of the Transaction Documents, the Transaction Documents shall govern.

16.9. Amendments. Except for any waiver expressly permitted to be granted unilaterally by a party under this Agreement, no provision of this Agreement may be waived or amended other than by an instrument in writing signed by both parties hereto.

16.10. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (i) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer named below or such officer’s successor, or by facsimile (with successful transmission confirmation which is kept by sending party), (ii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); (iii) the earlier of the date delivered or the fifth Trading Day after deposit, postage Pre-Paid, in the United States Postal Service by certified mail, or (iv) the earlier of the date delivered or the third Trading Day after mailing by U.S. nationally recognized overnight courier service, with delivery costs and fees Pre-Paid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto):

If to Company:

ReTo Eco-Solutions, Inc

Attn: Johnny Tiong Sie Wei, Chief Executive Officer

X-702, 60 Anli Road, Chaoyang District, Beijing

People’s Republic of China 100101

Email: ir_reto@reit.cc

With a copy to (which copy shall not constitute notice):

Loeb & Loeb LLP

Attention: Rongwei Xie

2206-19 Jardine House 1 Connaught Place. Central, Hong Kong

Email: rxie@loeb.com

If to Investor:

Mapie Wind Limited

Attention: KEN YEW KHO

Asia Leading Chambers, Road Town, Tortola VG1110 British Virgin Islands

Email: research@mapiewind.com

16.11. Successors and Assigns. Investor may assign or transfer the Initial Pre-Paid Purchase, together with all rights under the Transaction Documents relating to such Pre-Paid Purchase, in whole or in part, to an affiliate of Investor without Company’s consent; provided that Investor shall give Company prompt written notice of such assignment or transfer. Any assignment or transfer by Investor of the Initial Pre-Paid Purchase to a person that is not an affiliate of Investor shall require Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Investor may assign this Agreement or any unfunded commitment hereunder to an affiliate without Company’s consent. Any assignment by Investor of this Agreement or any unfunded commitment hereunder to a person that is not an affiliate of Investor shall require Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Company may not assign or transfer this Agreement, the Initial Pre-Paid Purchase or any of its rights or obligations under the Transaction Documents without Investor’s prior written consent. Subject to the foregoing, the Transaction Documents shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

16.12. Survival. The representations and warranties of Company and Investor and the agreements and covenants set forth in this Agreement shall survive the Initial Closing and each Pre-Paid Purchase Date notwithstanding any due diligence investigation conducted by or on behalf of Investor or Company.

16.13. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

16.14. Investor’s Rights and Remedies Cumulative. All rights, remedies, and powers conferred in this Agreement and the Transaction Documents are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Investor may have, whether specifically granted in this Agreement or any other Transaction Document, or existing at law, in equity, or by statute, and any and all such rights and remedies may be exercised from time to time and as often and in such order as Investor may deem expedient.

16.15. Attorneys’ Fees and Cost of Collection. In the event any suit, action or other legal proceeding is filed by either party against the other to interpret or enforce any of the Transaction Documents, the unsuccessful party to such action agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees incurred therein, including the same with respect to an appeal. The “prevailing party” shall be the party in whose favor a judgment is entered, regardless of whether judgment is entered on all claims asserted by such party and regardless of the amount of the judgment; or where, due to the assertion of counterclaims, judgments are entered in favor of and against both parties, then the court shall determine the “prevailing party” by taking into account the relative dollar amounts of the judgments or, if the judgments involve nonmonetary relief, the relative importance and value of such relief. Nothing herein shall restrict or impair a court’s power to award fees and expenses for frivolous or bad faith pleading. If Investor takes action to enforce Company’s obligation to issue Purchase Shares or make a cash settlement expressly required under a Pre-Paid Purchase, or if any bankruptcy, reorganization, receivership or similar proceeding involving Company includes a claim arising under a Pre-Paid Purchase, Company shall reimburse Investor for the reasonable and documented costs incurred by Investor in connection with such enforcement or proceeding, including reasonable attorneys’ fees, expenses, deposition costs and disbursements.

16.16. Waiver. No waiver of any provision of this Agreement shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

16.17. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

16.18. Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Agreement and the other Transaction Documents.

16.19. Voluntary Agreement. Company has carefully read this Agreement and each of the other Transaction Documents and has asked any questions needed for Company to understand the terms, consequences and binding effect of this Agreement and each of the other Transaction Documents and fully understand them. Company has had the opportunity to seek the advice of an attorney of Company’s choosing, or has waived the right to do so, and is executing this Agreement and each of the other Transaction Documents voluntarily and without any duress or undue influence by Investor or anyone else.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned Investor and Company have caused this Agreement to be duly executed as of the date first above written.

INVESTOR:

Mapie Wind Limited

By:	/s/ KEN YEW KHO
KEN YEW KHO
Director

COMPANY:

ReTo Eco-Solutions, Inc

By:	/s/ Johnny Tiong Sie Wei
Johnny Tiong Sie Wei
Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

ATTACHED EXHIBITS:

Exhibit A	Initial Pre-Paid Purchase

Exhibit B	Irrevocable Transfer Agent Instructions

Exhibit C	Officer’s Certificate

Exhibit D	Share Issuance Resolution

annex I

CONDITIONS PRECEDENT TO INVESTOR’S OBLIGATION TO FUND AN ADDITIONAL PRE-PAID PURCHASE

The obligation of Investor to fund an Additional Pre-Paid Purchase on each Pre-Paid Purchase Date is subject to the satisfaction, as of the date of the applicable Request and the applicable Pre-Paid Purchase Date, of each of the following conditions, provided that these conditions are for Investor’s sole benefit and may be waived by Investor at any time in its sole discretion by providing Company with prior written notice thereof:

(a)	Company shall have duly delivered to Investor the applicable Request and any other Transaction Documents expressly required to be delivered in connection with the applicable Additional Pre-Paid Purchase.

(b)	The Registration Statement shall be effective, Company shall remain eligible to use Form F-3 for the primary offering of the Purchase Shares, sufficient unused offering capacity shall be available under the Registration Statement, and the applicable Prospectus shall be current and available for the offer, issuance and sale by Company to Investor of all Purchase Shares issuable under the Initial Pre-Paid Purchase after giving effect to the applicable Additional Pre-Paid Purchase and, to the extent required by applicable securities laws, the resale of such Purchase Shares by Investor.

(c)	No Material Outside Event shall have occurred and be continuing.

(d)	Company shall be in compliance in all material respects with the share reservation requirements set forth in Section 10 of the Agreement, and sufficient Class A Ordinary Shares shall remain authorized, reserved and available for issuance under the Transaction Documents to permit the issuance of the Purchase Shares issuable under the Initial Pre-Paid Purchase after giving effect to the applicable Additional Pre-Paid Purchase.

(e)	The Purchase Shares issuable under the Initial Pre-Paid Purchase after giving effect to the applicable Additional Pre-Paid Purchase shall have been duly authorized by all necessary corporate action of Company.

(f)	Each representation and warranty of Company contained in the Transaction Documents shall be true and correct in all material respects as of the applicable Pre-Paid Purchase Date, except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date.

(g)	Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions set forth in the Transaction Documents required to be performed, satisfied or complied with by Company at or prior to the applicable Pre-Paid Purchase Date.

(h)	Trading in the Class A Ordinary Shares shall not have been suspended by the SEC or the Principal Market, and Company shall not have received any final and non-appealable notice that the listing or quotation of the Class A Ordinary Shares on the Principal Market shall be terminated on a date certain.

(i)	Company shall have obtained all governmental, regulatory, stock exchange and third-party consents and approvals necessary for the applicable Additional Pre-Paid Purchase and the potential issuance and sale of Purchase Shares under the Initial Pre-Paid Purchase after giving effect thereto, including any consent required under the Securities Purchase Agreement entered into by Company on June 10, 2026.

(j)	No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental entity of competent jurisdiction that prohibits the consummation of the transactions contemplated by the applicable Additional Pre-Paid Purchase.

(k)	Since the date of execution of this Agreement, no event or series of events shall have occurred that has resulted in or would reasonably be expected to result in a material adverse effect, and no Event of Default (as defined in the Initial Pre-Paid Purchase) shall have occurred and be continuing.

(l)	Company shall have made any notification or filing with the Principal Market required in connection with the potential issuance of Purchase Shares under the Initial Pre-Paid Purchase after giving effect to the applicable Additional Pre-Paid Purchase.

(m)	Company shall not deliver a Request until the Outstanding Balance (exclusive of accrued and unpaid interest) under the previously fully-funded Pre-Paid Purchase is below $5,000.

(n)	Company shall have delivered to Investor such other documents, instruments or certificates relating to the applicable Additional Pre-Paid Purchase as Investor or its counsel may reasonably request.

Exhibit A

Initial Pre-Paid Purchase

August 7, 2026	US$3,300,000

FOR VALUE RECEIVED, RETO ECO-SOLUTIONS, INC, a British Virgin Islands exempted company (“Company”), promises to pay to Mapie Wind Limited, a British Virgin Islands exempted company, or its successors or assigns (“Investor”), US$3,300,000 and any interest, fees, charges, and late fees accrued hereunder in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of seven percent (7%) per annum simple interest from the Purchase Price Date until the same is paid in full. For the avoidance of doubt, interest shall accrue on the Outstanding Balance inclusive of any Pre-Paid Purchase Credit (i.e., including the OID component). All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, and shall be payable in accordance with the terms of this Pre-Paid Purchase (this “Pre-Paid Purchase”), which is issued and made effective as of the date set forth above (the “Effective Date”). This Pre-Paid Purchase is issued pursuant to that certain Securities Purchase Agreement dated August 7, 2026, as the same may be amended from time to time, by and between Company and Investor (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Pre-Paid Purchase carries an original issue discount of $198,000 (“OID”). The OID is included in the initial principal balance of this Pre-Paid Purchase and is deemed to be fully earned and non-refundable as of the Purchase Price Date. The Initial Purchase Price (as defined in the Purchase Agreement) shall be payable as set forth in the Purchase Agreement.

1. Payment; Prepayment.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America, as provided for herein, and delivered to Investor at the address or bank account furnished to Company for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Prepayment. Notwithstanding the foregoing, with three (3) Trading Days’ prior written notice, the Company may prepay all or any portion of the Outstanding Balance (less such portion of the Outstanding Balance for which Company has delivered a Settlement Notice where the applicable Purchase Shares have not yet been delivered to Investor). If Company exercises its right to prepay this Pre-Paid Purchase, Company shall make payment to Investor of an amount in cash equal to 120% multiplied by the portion of the Outstanding Balance Company elects to prepay (for the avoidance of doubt, including any Pre-Paid Purchase Credit forming part of such Outstanding Balance). Company will lose the right to prepay this Pre-Paid Purchase if: (a) an Event of Default (as defined below) occurs hereunder; or (b) Company elects to prepay this Pre-Paid Purchase and fails to do so on the date set forth in the prepayment notice sent to Investor.

1.3. Maturity. On or before the date that is two (2) years after the Initial Closing Date (the “Maturity Date”), Company shall settle the entire Outstanding Balance through the issuance of Purchase Shares pursuant to one or more Settlement Notices and/or make a cash prepayment pursuant to Section 1.2.

2. Security. This Pre-Paid Purchase is unsecured.

3. Share Settlement

3.1. Settlement; Mechanics. Upon the terms and subject to the conditions of this Pre-Paid Purchase, Company, at its sole and absolute discretion, shall have the right, but not the obligation, to settle all or any portion of the Outstanding Balance by issuing Purchase Shares to Investor by the delivery to Investor of Settlement Notices as provided herein. For the avoidance of doubt, Investor shall have no right to require Company to issue Purchase Shares or to deliver a Settlement Notice at any time; the timing and amount of each Settlement shall be determined solely by Company.

(a) Settlement Notice. At any time following the earlier of (i) six (6) months from the Purchase Price Date and (ii) the date on which the Registration Statement is effective and any required Prospectus Supplement is available for the issuance of Purchase Shares pursuant to this Pre-Paid Purchase (the “Settlement Start Date”), Company may, by providing written notice to Investor in the form set forth on Schedule A attached hereto (each, a “Settlement Notice”), elect to settle all or a portion of the Outstanding Balance by issuing and selling Purchase Shares to Investor, in accordance with the following provisions:

(i) Company shall, in each Settlement Notice, indicate the portion of the Outstanding Balance that Company elects to settle by the issuance of Purchase Shares pursuant to this Pre-Paid Purchase (each, a “Settlement”, and such amount, the “Settlement Amount”); provided that the Settlement Amount shall not exceed the Outstanding Balance, or result in Investor exceeding the Maximum Percentage (as defined below).

(ii) Each Settlement Notice shall be delivered to Investor in accordance with the notice provisions set forth in the Purchase Agreement.

(iii) Each Settlement Notice shall set forth the Settlement Amount, the Purchase Share Purchase Price, the number of Purchase Shares to be issued by Company and purchased by Investor, and the remaining Outstanding Balance following the Closing (as defined below) of the Settlement.

(iv) Any Purchase Shares issued hereunder must be issued free trading to Investor pursuant to: (1) the Registration Statement and any applicable Prospectus Supplement, to the extent required under applicable securities laws; or (2) an applicable exemption from registration (e.g., Rule 144).

(v) The Purchase Share Purchase Price shall be the lower of: (i) 50% of the closing price of the Class A Ordinary Shares on the Principal Market on the date of this Agreement and (ii) 50% of the lowest closing price of the Class A Ordinary Shares on the Principal Market during the one hundred and eighty (180) Trading Days immediately preceding the date of the applicable Settlement Notice, in each case rounded down to the nearest two (2) decimal places; provided that in no event shall the Purchase Share Purchase Price be less than the Floor Price.

(b) Ownership Limitation. Notwithstanding anything to the contrary contained in this Pre-Paid Purchase or the other Transaction Documents (as defined in the Purchase Agreement), Company shall not effect any issuance of Purchase Shares pursuant to this Pre-Paid Purchase to the extent that after giving effect to such issuance would cause Investor (together with its affiliates) to beneficially own a number of Ordinary Shares exceeding 9.99% of the number of Ordinary Shares outstanding on such date (including for such purpose the Ordinary Shares issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Ordinary Shares will be determined pursuant to Section 13(d) of the 1934 Act (as defined in the Purchase Agreement). The Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Investor.

3.2. Closings. The closing of each issuance and sale of Purchase Shares (each, a “Closing”) shall take place in accordance with the procedures set forth below:

(a) Promptly after delivery of a Settlement Notice with respect to each Settlement (and, in any event, not later than two (2) Trading Days after such delivery), Company will, or will cause its transfer agent to, electronically transfer such number of Purchase Shares to be issued to Investor (as set forth in the Settlement Notice) by crediting Investor’s account or its designee’s account at DTC through its DWAC system or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to Investor that such share transfer has been requested. Upon such issuance, the Settlement Amount shall be applied against the Outstanding Balance under this Pre-Paid Purchase (first towards accrued and unpaid interest, if any, and then towards outstanding principal as shown in such Settlement Notice). No fractional shares shall be issued, and any fractional amounts shall be rounded to the nearest whole number of shares. To facilitate the transfer of the Purchase Shares by Investor, the Purchase Shares will not bear any restrictive legends so long as there is an effective Registration Statement and any applicable Prospectus Supplement required for the issuance or resale of such Purchase Shares, or an available exemption from registration covering such Purchase Shares (it being understood and agreed by Investor that notwithstanding the lack of restrictive legends, Investor may only sell such Purchase Shares in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements)).

(b) In connection with each Closing, each of Company and Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Pre-Paid Purchase in order to implement and effect the transactions contemplated herein.

3.3. Adjustment for Share Splits and Similar Events. If Company, at any time while this Pre-Paid Purchase is outstanding, subdivides its outstanding Ordinary Shares into a greater number of shares, or combines its outstanding Ordinary Shares into a smaller number of shares, or effects any share dividend, recapitalization or other similar transaction, then the Floor Price and all share and price references used in calculating the Purchase Share Purchase Price shall be proportionately adjusted to reflect such event.

4. Events of Default and Remedies.

4.1. Event of Default. The following are events of default under this Pre-Paid Purchase (each, an “Event of Default”): (a) Company fails to pay any amount when due and payable hereunder; (b) Company fails to deliver any Purchase Shares in accordance with the terms hereof; (c) Company materially breaches any covenant, agreement or obligation contained in this Pre-Paid Purchase or any other Transaction Document and such breach remains uncured for five (5) Trading Days after written notice from Investor; (d) any representation or warranty made by Company in this Pre-Paid Purchase or any other Transaction Document is false or misleading in any material respect when made; (e) Company becomes insolvent, makes an assignment for the benefit of creditors, commences a bankruptcy or similar proceeding, or has a bankruptcy or similar proceeding commenced against it that is not dismissed within sixty (60) days; (f) the occurrence of a Fundamental Transaction without Investor’s prior written consent, unless all outstanding Pre-Paid Purchases are repaid in full upon consummation of such Fundamental Transaction; and (g) trading in the Ordinary Shares is suspended from the Principal Market for more than five (5) consecutive Trading Days.

4.2. Default Remedies. At any time following the occurrence and during the continuance of an Event of Default, Investor may accelerate this Pre-Paid Purchase by written notice to Company, whereupon the Outstanding Balance shall become immediately due and payable in cash at the Mandatory Default Amount, which is 150% of the Outstanding Balance. Upon the occurrence and during the continuance of an Event of Default, interest shall accrue on the Outstanding Balance at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law. Nothing herein shall limit Investor’s right to pursue any other remedies available to it under the Transaction Documents, at law or in equity, including specific performance with respect to Company’s failure to timely deliver Purchase Shares pursuant to a valid Settlement Notice.

5. Unconditional Obligation; No Offset. Company acknowledges that this Pre-Paid Purchase is an unconditional, valid, binding and enforceable obligation of Company not subject to offset, deduction or counterclaim of any kind. Company hereby waives any rights of offset it now has or may have hereafter against Investor, its successors and assigns, and agrees to make the payments or Purchases called for herein in accordance with the terms of this Pre-Paid Purchase.

6. Waiver. No waiver of any provision of this Pre-Paid Purchase shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Opinion of Counsel. In the event that an opinion of counsel is needed for Purchases under this Pre-Paid Purchase, Investor has the right to have any such opinion provided by its counsel.

8. Governing Law; Venue. This Pre-Paid Purchase shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Pre-Paid Purchase shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

9. [Reserved].

10. Cancellation. After repayment of the entire Outstanding Balance, this Pre-Paid Purchase shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

11. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Pre-Paid Purchase.

12. Assignments. Company may not assign this Pre-Paid Purchase without the prior written consent of Investor. Investor may assign or transfer this Pre-Paid Purchase and any Purchase Shares issued upon Purchase of this Pre-Paid Purchase to an affiliate of Investor without the consent of Company. Any assignment or transfer by Investor of this Pre-Paid Purchase to a person that is not an affiliate of Investor shall require Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

13. Notices. Whenever notice is required to be given under this Pre-Paid Purchase, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

14. Liquidated Damages. Investor and Company agree that in the event Company fails to comply with any of the terms or provisions of this Pre-Paid Purchase, Investor’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Investor and Company agree that any fees, balance adjustments, Default Interest or other charges assessed under this Pre-Paid Purchase are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Investor’s and Company’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). Therefore, no additional penalty claims, lost profits or liquidated damages shall be claimed in excess of agreed liquidated damage amounts under this Pre-Paid Purchase.

15. Severability. If any part of this Pre-Paid Purchase is construed to be in violation of any law, such part shall be modified to achieve the objective of Company and Investor to the fullest extent permitted by law and the balance of this Pre-Paid Purchase shall remain in full force and effect.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Company has caused this Pre-Paid Purchase to be duly executed as of the Effective Date.

COMPANY:

ReTo Eco-Solutions, Inc

By:	/s/ Johnny Tiong Sie Wei
Johnny Tiong Sie Wei
Title:	Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

INVESTOR:

Mapie Wind Limited

By:	/s/ KEN YEW KHO
KEN YEW KHO
Title:	Director

FORM OF SETTLEMENT NOTICE

Schedule A to the Pre-Paid Purchase

Date: [____________]

To: [Investor Name and Address]

Reference is made to that certain Pre-Paid Purchase dated August 7, 2026 (the “Pre-Paid Purchase”), issued by ReTo Eco-Solutions, Inc, a British Virgin Islands exempted company (“Company”), to [Investor] (“Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pre-Paid Purchase or the Securities Purchase Agreement dated August 7, 2026, as applicable.

Pursuant to Section 3.1 of the Pre-Paid Purchase, Company hereby elects to settle a portion of the Outstanding Balance by the issuance of Purchase Shares to Investor, as set forth below:

1. Settlement Notice Date: [____________]

2. Outstanding Balance as of this Settlement Notice Date: US$[____________]

3. Settlement Amount (portion of Outstanding Balance to be settled): US$[____________]

4. Purchase Share Purchase Price per share: US$[____________]

5. Number of Purchase Shares to be issued: [____________] Class A Ordinary Shares

6. Remaining Outstanding Balance following this Settlement: US$[____________]

7. DTC Account for delivery of Purchase Shares: [____________]

Company hereby certifies that (i) the Registration Statement is effective and the applicable Prospectus Supplement is available for the issuance and, to the extent required, resale of the Purchase Shares, (ii) the issuance of the Purchase Shares will not cause Investor to exceed the Maximum Percentage, and (iii) no Event of Default has occurred and is continuing under the Pre-Paid Purchase.

[Signature Page Follows]

ReTo Eco-Solutions, Inc

By:
Name:	[____________]
Title:	[____________]

Exhibit B

Irrevocable Transfer Agent Instructions

RETO ECO-SOLUTIONS, INC.

X-702, Tower A, 60 Anli Road, Chaoyang District

Beijing, People’s Republic of China 100101

August 7, 2026

VStock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

Re:	ReTo Eco-Solutions, Inc. – Instruction Letter

Ladies and Gentleman:

Reference is made to a Securities Purchase Agreement, dated as of August 6, 2026 (the “Agreement”), by and between ReTo Eco-Solutions, Inc., a British Virgin Islands company (the “Company”) and the purchaser identified on the signature page thereto (the “Purchaser”) pursuant to which the Purchaser may place class A ordinary shares (the “Offered Shares”) of no par value of the Company (the “Class A Ordinary Shares”) of an aggregate principal amount of up to $38,160,000 (the “Maximum Amount”). The Company will deliver a placement notice from time to time indicating the number of Class A Ordinary Shares to be sold pursuant to the Agreement (each, a “Placement Notice”), which shall be substantially in the form attached hereto as Exhibit A.

A copy of the Agreement is attached hereto for your reference. VStock Transfer, LLC (the “Transfer Agent” or “you”) should familiarize yourself with your issuance and delivery obligations, as Transfer Agent, contained therein. Capitalized terms not defined herein shall have the meanings as set forth in the Agreement.

Pursuant to the terms of the Agreement, from time to time during the term of the Agreement, the Company may issue and sell the Offered Shares to the Purchaser. The Company may issue up to the Maximum Amount at the election of the Company. The Company shall therefore direct you from time to time to issue the Offered Shares under the Agreement. The Company hereby represents that the Registration Statement on Form F-3 (File No. 333-297016), which registers the sale of Class A Ordinary Shares, is effective and no stop order relating thereto is in effect, and the prospectus supplement prepared and filed for the sale of the Offered Shares, that the base prospectus contained therein, and the prospectus supplement prepared and filed for the sale of the Offered Shares are available for use. You acknowledge and agree that upon written confirmation from the Company that sales of any Offered Shares have been completed, you shall issue and deliver such number of Offered Shares to the Purchaser’s account at The Depository Trust Company (“DTC”) via the DWAC system (as set forth in Exhibit A), which shall be freely tradable, transferable, registered shares in good deliverable form, provided that the transfer agent is in receipt of a valid legal opinion and the applicable registration statement remains effective.

Very truly yours,

Name:	Johnny Tiong Sie Wei
Title:	Chief Executive Officer

Exhibit A

RETO ECO-SOLUTIONS, INC.
X-702, Tower A, 60 Anli Road, Chaoyang District

Beijing, People’s Republic of China 100101

PLACEMENT NOTICE

____, 2026

Vstock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

Re:	ReTo Eco-Solutions, Inc.

Ladies and Gentlemen:

Reference is hereby made to (i) the Transfer Agent Instruction letter delivered to you on August 7, 2026; and (ii) the Agreement. In connection with the transactions contemplated by the Agreement, the Company hereby authorizes, directs and instructs Vstock Transfer, LLC, as the transfer agent of the Company, to issue Class A Ordinary Shares via DWAC as follows:

Registered Name and Address	Amount	Delivery
Name: Mapie Wind Limited	__________ Class A Ordinary Shares

Very truly yours,

RETO ECO-SOLUTIONS, INC.

By:
	Name:	Johnny Tiong Sie Wei
	Title:	Chief Executive Officer

EXHIBIT C

OFFICER’S CERTIFICATE

Date: [INITIAL CLOSING DATE]

The undersigned, the duly qualified and appointed Chief Executive Officer of ReTo Eco-Solutions, Inc, a British Virgin Islands exempted company (“Company”), hereby certifies in such capacity and on behalf of Company, pursuant to Section 9.3 of the Securities Purchase Agreement, dated as of [SPA DATE], 2026 (the “SPA”), between Company and the Investor named therein, that:

(i)	the representations and warranties of Company contained in the Transaction Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof, except for representations and warranties expressly made as of an earlier date, which are true and correct in all material respects as of such earlier date;

(ii)	Company has performed, satisfied and complied in all material respects with all covenants, agreements, obligations and conditions required by the Transaction Documents to be performed, satisfied or complied with by Company at or prior to the date hereof;

(iii)	as of the date hereof: (A) the Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (B) the Prospectus does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (C) no event has occurred that requires the Registration Statement or the Prospectus to be amended or supplemented in order for the statements therein to remain accurate and not misleading in all material respects;

(iv)	no stop order suspending the effectiveness of the Registration Statement has been issued by the SEC, and no proceeding for that purpose has been instituted or, to Company’s knowledge, threatened by the SEC;

(v)	since the date as of which information is given in the Prospectus, no event or circumstance has occurred that has had or would reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of Company;

(vi)	Company has publicly disclosed all material, non-public information delivered to Investor or Investor’s representatives or agents by Company, any of its subsidiaries or any of their respective officers, directors, employees, agents or representatives in connection with Company or its subsidiaries, in accordance with Section 5.6 of the SPA;

(vii)	the execution, delivery and performance of the Transaction Documents, the entry into and funding of the Initial Pre-Paid Purchase and the offer, issuance and sale of the Purchase Shares pursuant thereto under the Registration Statement and the applicable Prospectus have been duly authorized by all necessary corporate action of Company;

(viii)	the execution and delivery of the Transaction Documents by Company, the consummation of the transactions contemplated thereby and the performance by Company of its obligations thereunder do not and will not conflict with, result in any breach or violation of, or constitute a default under any agreement filed as an exhibit to the Registration Statement or incorporated by reference therein, or result in the creation of any lien, encumbrance or security interest upon any material property or asset of Company.

(ix)	Company is eligible to use Form F-3 for the primary offering of the Purchase Shares, sufficient unused offering capacity remains available under the Registration Statement, and Company has obtained all third-party consents required for the execution, announcement and performance of the Transaction Documents, the filing and use of the applicable Prospectus Supplement and the offer, issuance and sale of the Purchase Shares.

Terms used herein and not defined herein have the meanings ascribed to them in the SPA.

ReTo Eco-Solutions, Inc

By:

Name:	Johnny Tiong Sie Wei

Title:	Chief Executive Officer

EXHIBIT D

Share Issuance Resolution